Aames 2001-1

Mortgage Pass-Through Certificates

Realized Loss Report for May 25, 2001 Distribution
Realized Loss Report - Collateral

COLLATERAL REALIZED LOSSES	GROUP 2	GROUP 1	TOTAL

Current
Number of Loans Liquidated	-	1	1
Collateral Realized Loss/(Gain) Amount	-	11,695.96	11,695.96
Net Liquidation Proceeds	-	125,447.58	125,447.58

Cumulative
Number of Loans Liquidated	-	1	1
Collateral Realized Loss/(Gain) Amount	-	11,695.96	11,695.96
Net Liquidation Proceeds	-	125,447.58	125,447.58

Note: Collateral realized losses may include adjustments to loans liquidated in prior periods.

SPACE INTENTIONALLY LEFT BLANK

Collateral Loss Severity Approximation by Groups

Collateral Loss Severity Approximation

Page 23 of 27	© COPYRIGHT 2001 Deutsche Bank

Aames 2001-1

Mortgage Pass-Through Certificates

Realized Loss Report for May 25, 2001 Distribution
Realized Loss Report - Collateral
DEFAULT SPEEDS	GROUP 2	GROUP 1	TOTAL

MDR	0.00%	0.12%	0.09%
3 Months Avg MDR
12 Months Avg MDR
Avg MDR Since Cut-off	0.00%	0.06%	0.05%

CDR	0.00%	1.38%	1.09%
3 Months Avg CDR
12 Months Avg CDR
Avg CDR Since Cut-off	0.00%	0.69%	0.55%

SDA	0.00%	23.17%	18.28%
3 Months Avg SDA Approximation
12 Months Avg SDA Approximation
Avg SDA Since Cut-off Approximation	0.00%	13.96%	11.00%

Loss Severity Approximation for Current Period		8.53%	8.53%
3 Months Avg Loss Severity Approximation
12 Months Avg Loss Severity Approximation
Avg Loss Severity Approximation Since Cut-off		8.53%	8.53%

CDR by Groups

Total CDR

SDA by Groups

Total SDA

Page 24 of 27	© COPYRIGHT 2001 Deutsche Bank

Aames 2001-1

Mortgage Pass-Through Certificates

Realized Loss Report for May 25, 2001 Distribution
Realized Loss Report - Collateral

CDR Avg since Cut-Off by Groups

Total CDR Avg since Cut-Off

SDA Avg since Cut-Off by Groups

Total SDA Avg since Cut-Off

COLLATERAL REALIZED LOSS CALCULATION METHODOLOGY
Monthly Default Rate (MDR): (Beg Principal Balance of Liquidated Loans)/(Total Beg Principal Balance)
Conditional Default Rate (CDR): 1-((1-MDR)/\12)
SDA Standard Default Assumption: CDR/IF(WAS<61,MIN(30,WAS)*0.02,MAX(0.03,MIN(30,WAS)*0.02-0.0095*(WAS-60)))
Average MDR over period between nth month and mth month (AvgMDRn,m): [(1-MDRn) * (1-MDRn+1) *. . . . .*(1-MDRm)]/\(1/months in period n,m)
Average CDR over period between the nth month and mth month (AvgCDRn,m): 1-((1-AvgMDRn,m)/\12)
Average SDA Approximation over period between the nth month and mth month:
AvgCDRn,m/IF(Avg WASn,m<61,MIN(30,Avg WASn,m)*0.02,MAX(0.03,MIN(30,Avg WASn,m)*0.02-0.0095*(Avg WASn,m-60)))
Average WASn,m: (WASn + WASn+1 +. . . . .+ WASm )/(number of months in the period n,m)
Loss Severity Approximation for current period: sum(Realized Loss Amount)/sum(Beg Principal Balance of Liquidated Loans)
Average Loss Severity Approximation over period between nth month and mth month: Avg(Loss Severityn,m)
Note: Default rates are calculated since deal issue date and include realized gains and additional realized losses and gains from prior periods.
Dates correspond to distribution dates.

Page 25 of 27	© COPYRIGHT 2001 Deutsche Bank